Registration No. 333-144123

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                        (Post-Effective Amendment No. 1)

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           COMMUNITY BANKSHARES, INC.
             (Exact name of registrant as specified in its charter)


          South Carolina                                     57-0966962
(State or other jurisdiction of                              (I.R.S. Employer
incorporation or organization)                               Identification No.)

              102 Founders Court, Orangeburg, South Carolina 29118 (Address of principal executive offices and zip code)

                           COMMUNITY BANKSHARES, INC.
                                2007 EQUITY PLAN
                            (Full title of the Plan)

          William W. Traynham                     Copies to:
       Community Bankshares, Inc.                 George S. King, Jr., Esquire
             President and                        Suzanne Hulst Clawson, Esquire
        Chief Financial Officer                   Haynsworth Sinkler Boyd, P.A.
           102 Founders Court                     1201 Main Street, Suite 2200
    Orangeburg, South Carolina 29118              Columbia, South Carolina 29201
(Name and address of agent for service)
                                                 (803) 779-3080

   (803) 535-1060
(Telephone number, including
area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer  [ ]                      Accelerated filer         [ ]
Non-accelerated filer    [ ]                      Smaller reporting company [x]
(Do not check if a smaller reporting company)




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                                EXPLANATORY NOTE

         This Amendment No. 1 to Registration Statement on Form S-8 is being filed, pursuant to the Company's undertaking in Part II, Item 9(3) of the original Registration Statement, for the purpose of removing from registration 306,500 of the shares originally registered under the Securities Act of 1933 in this Registration Statement No. 333-144123 for issuance pursuant to the Community Bankshares, Inc. 2007 Equity Plan, as well as the indeterminate number of shares originally registered for issuance under the Securities Act of 1933 to prevent dilution in the event of stock splits, stock dividends or similar transactions with respect to shares acquired upon exercise of options pursuant to the terms of the Plan.

         On June 25, 2008, the Registrant entered into an Agreement and Plan of Merger (the "Merger Agreement") with Community Resource Bank, N.A., the Registrant's wholly-owned subsidiary (the "Bank"), and First Citizens Bank and Trust Company, Inc. ("FCB"), providing for the merger of the Registrant and the Bank with and into FCB. FCB will be the surviving corporation of the merger and will become the sole owner of the subsidiaries of the Registrant and the Bank. The merger consideration is to be paid entirely in cash.

         The only awards issued under the 2007 Plan were restricted shares and stock appreciation rights ("SARs"), none of which are currently vested. The Merger Agreement provides, at the effective time of the merger, for each share of restricted stock issued under the 2007 Plan to be converted into the right to receive cash in a per share amount equal to the per share merger consideration, regardless of whether the restricted stock has vested. The Merger Agreement requires the Registrant, prior to the effective time of the merger, to enter into agreements with holders of SARs providing for settlement of all SARs outstanding under the 2007 Plan for cash in an amount equal to the difference between the merger consideration and the exercise price of the SARs, regardless of whether such SARs have vested, and subsequently to remove from registration under the Securities Act of 1933 any shares remaining available for issuance under the 2007 Plan. In the event any SARs remain outstanding at the effective time of the merger, they will be cancelled and converted into the right to receive cash in an amount equal to the difference between the merger consideration and the exercise price of the SARs. The merger is expected to be effective on November 1, 2008.

           Accordingly, the Registrant has terminated the offering of shares pursuant to the 2007 Equity Plan, and the Registrant hereby withdraws from registration under the Securities Act of 1933 the 306,500 shares that have not been issued pursuant to the 2007 Equity Plan.

                                   SIGNATURES
The Registrant

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No.1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orangeburg, State of South Carolina on October 27, 2008.

                                  COMMUNITY BANKSHARES, INC.

                                  By: s/Samuel L. Erwin
                                      --------------------------
                                        Samuel L. Erwin
                                        Chief Executive Officer




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         Pursuant  to the  requirements  of the  Securities  Act of  1933,  this
Post-Effective Amendment No. 1 to Registration Statement has been signed by the following person in the capacities indicated on October 27, 2008.


                              By: s/William W. Traynham
                                  -----------------------------------
                                    William W. Traynham
                                    President and Chief Financial Officer
                                    (Principal Accounting and Financial Officer)

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Samuel L. Erwin, and William W. Traynham, jointly and severally, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this Post-Effective Amendment No. 1 to Registration Statement and any and all further amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documentation in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated on October 27, 2008.

s/Samuel L. Erwin                          Chief Executive Officer
-----------------------------------
Samuel L. Erwin

s/ E. J. Ayers, Jr.                        Director
-----------------------------------
E. J. Ayers, Jr.

s/ Alvis J. Bynum                          Director
-----------------------------------
Alvis J. Bynum

s/ Anna O. Dantzler                        Director
-----------------------------------
Anna O. Dantzler

s/ Thomas B. Edmunds                       Director
-----------------------------------
Thomas B. Edmunds

s/ Charles E. Fienning                     Director
-----------------------------------
Charles E. Fienning

s/ Henrietta C. Guthrie                    Director
-----------------------------------
Henrietta C. Guthrie

s/ Richard L. Havekost                     Director
-----------------------------------
Richard L. Havekost

s/ John V. Nicholson, Jr.                  Director
-----------------------------------
John V. Nicholson, Jr.

s/ Samuel F. Reid, Jr.                     Director
-----------------------------------
Samuel F. Reid, Jr.

s/ Charles P. Thompson, Jr.                Director
-----------------------------------
Charles P. Thompson, Jr.

s/ William W. Traynham                     President and Chief Financial Officer
-----------------------------------
William W. Traynham



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

                                            Director
-----------------------------------
Wm. Reynolds Williams

s/ J. Richard Williamson                    Director
-----------------------------------
J. Richard Williamson








































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